Exhibit 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Public Relations
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com
ALTERA UPDATES SECOND QUARTER REVENUE GUIDANCE
San Jose, Calif., June 7, 2010—Altera Corporation (NASDAQ: ALTR) today announced that, based on quarter-to-date results and the company’s outlook for the remainder of the quarter, second quarter revenue is now expected to be at the high end of previous guidance, growing 10 to 12 percent sequentially. The company’s prior guidance was for sequential growth of 8 to 12 percent.
Once again, new products will be the quarter’s growth drivers as 65-nm FPGAs and particularly 40-nm FPGAs are producing strong growth. As previously anticipated, revenues in all four vertical market segments are likely to be up sequentially.
The company will announce second quarter results after the market close on July 20, 2010.
Forward-Looking Statements
Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected second quarter sales, the sales outlook for each of the company’s market segments as well as the sales performance of 65 and 40-nm FPGAs. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including Stratix® III, Stratix IV, Cyclone® III and Arria® II GX FPGAs, MAX® II CPLDs as well as the HardCopy® III device family, the rate of turns business in the remainder of the quarter, product availability, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera
Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.
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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.